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                                                                    EXHIBIT 4.1


                 INSTRUMENTS DEFINING THE RIGHTS OF SHAREHOLDERS


Reference is made to our Form of Certificate of Amendment of Fourth Restated Articles of Incorporation, as amended, filed with the California Secretary of State on May 18, 1999; our Fourth Restated Articles of Incorporation, filed with the California Secretary of State on February 23, 1990, as amended on March 28, 1995 and March 31, 1997; and our Restated Bylaws, effective as of January 25, 1990, which are incorporated by reference to Exhibits 3.1, 3.2 and 3.3, respectively, of our Form 10-Q, filed with the SEC on May 17, 1999; and the sections entitled "Description of Capital Stock" and "Shares Eligible for Future Sale" contained in our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on May 8, 1992, which are incorporated into this Registration Statement by reference.